Exhibit 10.1

STOCK OPTION CANCELLATION AGREEMENT

This Stock Option Cancellation Agreement (this “Agreement”) is made and entered into effective as of July 9, 2013 (the “Expiration Date”) by and between GenCorp Inc., an Ohio corporation with a principal place of business at 2001 Aerojet Road, Rancho Cordova, California 95742 (the “Company”) and the individual identified as the Optionee on the signature page attached hereto (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Optionee has been granted options pursuant to the Company’s Amended and Restated 1999 Equity and Performance Incentive Plan, as amended (the “Plan”) to purchase the number of shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”) set forth on Schedule A attached hereto at the per share exercise price of $9.29, and which options remain unexercised as of the date of this Agreement as indicated on Schedule A (each, a “Stock Option” and collectively, the “Stock Options”);

WHEREAS, the Company’s Board of Directors has determined that it is in the best interests of the Company and its stockholders to cancel and terminate the Stock Options in exchange for paying the aggregate amount determined by multiplying (x) the number of the Stock Options, by (y) the excess, if any, of the closing price of the Company’s Common Stock on the New York Stock Exchange on the Expiration Date, over $9.29, in exchange for cancellation of the Stock Options (the “Consideration”);

WHEREAS, the Optionee has decided to voluntarily consent to this Agreement and the cancellation and termination of the Stock Options such termination to be effective as of the date hereof and on the terms and conditions set forth in this Agreement; and

WHEREAS, other than the Consideration, the Optionee has not received, and will not receive any additional consideration in exchange for the cancellation and termination of the Stock Options.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Optionee agree as follows:

1.           Cancellation and Termination of Stock Options.  Subject to Paragraph 2, hereof, and effective as of the Expiration Date, the Stock Options are hereby cancelled and terminated in exchange for the Company’s payment to the Optionee of the Consideration, less applicable deductions and tax withholdings, the receipt of which payment is hereby acknowledged by the Optionee.  The Optionee hereby irrevocably relinquishes any right, interest or claim that the Optionee may have had, may have or may acquire in the future with respect to the Stock Options.

2.           Agreement Null and Void Upon Opening of Insider Trading Window.  If no later than July 3, 2013, the Company either (i) files its Form 10-Q for the fiscal quarter ended May 31, 2013, or (ii) discloses its earnings for such fiscal quarter by issuance of a press release, this Agreement will be null and void, and the Optionee understands that the Optionee will have an opportunity to exercise the Stock Options in accordance with the normal terms and conditions of the Stock Options.  In that case, if the Stock Options are not exercised by the Expiration Date, such Stock Options will expire in accordance with their terms and no cash compensation will be payable to the Optionee.

3.           Return of Outstanding Option Documents.  At the earliest practical time following the execution of this Agreement, the Optionee shall deliver to the Company all copies of the stock option grant notices and stock option agreements previously delivered to the Optionee by the Company in connection with the grant of the Stock Options.

4.           Optionee Acknowledgement.  The Optionee acknowledges that the Optionee has had a reasonable opportunity to review this Agreement and has had a reasonable opportunity to consult with the Optionee’s counsel and accountants with respect to the terms and legal, financial and tax implications of this Agreement and is not relying on the Company for any legal, financial or tax advice.

5.           Further Assurances.  The Optionee agrees to execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the cancellation and termination of the Stock Options.

6.           Optionee Representations and Covenants.  The Optionee hereby represents and warrants to the Company that (a) the per share exercise price of $9.29 of the Stock Options and the number of shares of Common Stock subject to the Stock Options set forth on Schedule A hereto are true and correct, (b) the Optionee is the sole beneficial owner of the Stock Options, free and clear of any liens, encumbrances, security agreements, equities, options, claims or charges of any kind, and (c) as of the date hereof, all of the Stock Options are unexercised and unexpired and the Optionee has not delivered any form of notice of exercise with regard to such Stock Options.

7.           Miscellaneous.  No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the conflict of law principles thereof.  This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to the subject matter hereof.  This Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, including, without limitation, any person to whom any Stock Options may be transferred following the death or disability of the Optionee pursuant to the terms of the Stock Options, the Plan or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENCORP INC.

By:	/s/ Christopher C. Cambria
	Name:	Christopher C. Cambria
	Title:	Vice President, General Counsel and Secretary

OPTIONEE

/s/ Kathleen E. Redd
Name: Kathleen E. Redd